UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K

Current Report

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report - April 15, 2003

(Date of earliest event reported)

BEMIS COMPANY, INC.

(Exact name of Registrant as specified in its charter)

Commission File Number 1-5277

Missouri	43-0178130
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

222 South 9th Street, Suite 2300, Minneapolis, Minnesota 55402-4099
(Address of principal executive offices)

Registrant’s telephone number, including area code:  (612) 376-3000

ITEM 5 - OTHER EVENTS

U.S. Department of Justice to block UPM-Kymmene acquisition of MACtac.

On April 15, 2003, Bemis Company, Inc. announced that it has received notice of the intent of the U.S. Department of Justice to file a civil antitrust lawsuit to block a subsidiary of UPM-Kymmene from acquiring the pressure sensitive materials business of Bemis Company.   On August 21, 2002, Bemis Company signed an agreement to sell its pressure sensitive materials business, known as Morgan Adhesives Company (MACtac),  to UPM-Kymmene for $420 million in cash.

The Department of Justice has also indicated that it expects to initiate a separate criminal investigation into competitive practices in the label stock industry.  Bemis expects to receive a subpoena with regard to this investigation in the future, although a significant amount of documentation has already been provided in conjunction with the proposed transaction.  The Company has received no indication of allegations against Bemis and will continue to fully cooperate with the requests of the Department of Justice.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

(c).	Exhibits

	99.1	Press Release dated April 15, 2003.

	99.2	Press Release dated April 23, 2003.

ITEM 9.  REGULATION FD DISCLOSURE (INFORMATION FURNISHED IN THIS ITEM 9 IS FURNISHED UNDER ITEM 9 AND ITEM 12, RESULTS OF OPERATIONS AND FINANCIAL CONDITION).

The following information is being furnished under Items 9 and 12 of Form 8-K, pursuant to interim guidance issued by the Securities and Exchange Commission in Release No. 33-8216 dated March 27, 2003.

(a).

On April 23,2003, Bemis Company, Inc. issued a press release containing its financial results for the first quarter ended March 31, 2003, a copy of which is attached as an exhibit to this report.  Updated earnings guidance for 2003 for Bemis Company is included with this press release and will be available during the regular earnings release conference call scheduled for Wednesday, April 23, 2003, at 10:00 a.m. (EDT). Individuals may listen to the call on the Internet at www.bemis.com under “Investor Relations.”  However, they are urged to check the website ahead of time to ensure their computers are configured for the audio stream.  Instruction for obtaining the required, free, downloadable software are available in a pre-event system test on the site.

SIGNATURES

Pursuant to the requirements of Section 13 of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

BEMIS COMPANY, INC.

By	/s/ Gene C. Wulf	By	/s/ Stanley A. Jaffy
	Gene C. Wulf, Vice President, Chief Financial Officer and Treasurer		Stanley A. Jaffy, Vice President and Controller

Date	April 22, 2003	Date	April 22, 2003